Exhibit 16

                              MARCUM & KLIEGMAN LLP
                   Certified Public Accountants & Consultants
     A Limited Liability Partnership Consisting of Professional Corporations

May 27, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re:         UniverCell Holdings, Inc.
            File No. 0-25247

We have read the statements that we understand UniverCell Holdings, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Very truly yours,

/s/ MARCUM & KLIEGMAN LLP
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Marcum & Kliegman LLP


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